Exhibit 10.39

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of October 10, 2017, by and between Stephen Kennedy (the “Employee”) and Histogenics Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing and selling regenerative medicine products in the United States and throughout the world;

WHEREAS, Company and Employee desire that Employee continue to provide the Company employment services upon the terms and conditions set forth below;

WHEREAS, the Company and Employee previously entered into that certain Amended and Restated Employment Agreement, dated as of July 29, 2015 (the “Prior Agreement”, and the date of such Prior Agreement, the “Prior Amendment Date”); and

WHEREAS, pursuant to the terms of the Prior Agreement, the Company and Employee desire to amend and restate the Prior Agreement, effective as of the date hereof, to appoint the Employee as Executive Vice President and Chief Operating Officer and implement a more competitive compensation and benefit package for Employee.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

1.    Duties and Scope of Employment.

(a)    Position. For the term of the Employee’s employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Executive Vice President and Chief Operating Officer. The Employee shall report to the Company’s Chief Executive Officer.

(b)    Obligations to the Company. During the Employee’s Employment, the Employee (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, the Employee may, subject to prior approval of the Board or Chief Executive Officer, participate in professional and charitable activities and serve on boards of directors and boards of advisors of businesses and non-profit organizations that do not compete with the Company, provided that such activities do not, individually or in the aggregate, interfere materially with the performance of the Employee’s duties to the Company.

(c)    No Conflicting Obligations. The Employee represents and warrants to the Company that the Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Employee’s obligations under this Agreement. The Employee represents and warrants that the Employee will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that the Employee has returned all property and confidential information belonging to any prior employer.

(d)    Effective Date. The Employee shall assume the role of Executive Vice President and Chief Operating Officer on October 12, 2017.

(e)    Definitions. Certain capitalized terms are defined in Section 9.

2.    Cash and Incentive Compensation.

(a)    Salary. The Company shall pay the Employee as compensation a base salary at a gross annual rate of not less than $375,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b)    Incentive Bonuses. The Employee shall be eligible for an annual incentive bonus with a target amount equal to 40% of the Employee’s Base Salary. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board or the Compensation Committee of the Board. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. Any incentive bonus for a fiscal year shall in no event be paid later than 90 days after the close of such fiscal year. The Employee shall not be entitled to an incentive bonus if he is not employed by the Company on the date when such bonus is payable. The amount of any incentive bonus for the fiscal year in which the Employee’s Employment begins shall be prorated, based on the number of days of Employment during such fiscal year.

(c)    Stock Options.

Subject to the approval of the Board or the Compensation Committee of the Board, the Company shall grant the Employee an option to purchase an additional 50,000 shares of the Company’s Common Stock (the “Option”). The Option shall be granted upon the effective date of the Employee’s appointment at the closing stock price on the date of the Agreement. The per-share exercise price of the Option shall be equal to the fair market value per share of the Company’s Common Stock on the date the Option is granted, as determined by the Board or its Compensation Committee. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The grant of the Option shall be subject to the terms and conditions set forth in the Plan and in the Company’s standard form of Stock Option Agreement. The Employee shall vest in 25% of the Option shares after the first 12 months of continuous service and shall vest in the remaining Option shares in equal monthly installments over the next three years of continuous service. Vesting of the Option shall accelerate in full if (i) the Company is subject to a Change in Control before the Employee’s service with the Company terminates and (ii) the Employee is subject to an Involuntary Termination within 12 months after such Change in Control.

3.    Vacation and Employee Benefits. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy, as it may be amended from time to time; provided, however, that in no event will the Employee be entitled to fewer than four weeks’ paid vacation per year. During his Employment, the Employee shall also be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.    Business Expenses. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Employee’s duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

5.    Term of Employment.

(a)    Employment at Will. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company. The termination of the Employee’s Employment shall not limit or otherwise affect his obligations under Section 7 below.

(b)    Rights upon Termination. Except as expressly provided in Section 6 below, upon the termination of the Employee’s Employment, the Employee shall be entitled only to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6.    Termination Benefits.

(a)    Preconditions. Any other provision of this Agreement notwithstanding, the remaining Subsections of this Section 6 shall not apply unless each of the following requirements is satisfied:

(i)    The Employee has executed a general release of all claims in a form prescribed by the Company. The Employee shall execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline shall in no event be later than 50 days after the Employee’s Separation. If the Employee fails to return the release on or before the Release Deadline, or if the Employee revokes the release, then the Employee shall not be entitled to the benefits described in this Section 6.

(ii)    The Employee has returned all property of the Company in the Employee’s possession.

(iii)    If requested by the Board, the Employee has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

(b)    Severance Pay. If, during the term of this Agreement, the Employee is subject to an Involuntary Termination, then the Company shall pay the Employee an amount equal to the Employee’s Base Salary for a period of nine months following the Separation (the “Continuation Period”). Such severance payments shall be paid at the Base Salary rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The severance payments shall commence within 60 days after the Employee’s Separation and, once they commence, shall include any unpaid amounts accrued from the date of the Employee’s Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments shall in any event begin in the second calendar year. In addition, The Company shall pay the Employee any accrued benefits, including earned but unpaid salary, earned but unpaid incentive bonuses, accrued and unused vacation time, unreimbursed business expenses, and any vested benefits under the Company’s benefit plans.

(c)    Health Insurance. If, during the period of Employment, the Employee is subject to an Involuntary Termination, and if the Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Employee and, if applicable, his dependents following the Separation, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

7.    Confidential Information and Intellectual Property Assignment Agreement. The Confidential Information and Intellectual Property Assignment Agreement entered into between Employee and the Company dated July 12, 2013 shall remain in full force and effect and is incorporated herein by this reference.

8.    Successors.

(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)    Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.    Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:

(a)    Base Salary. The term “Base Salary” shall mean the annual compensation specified in Section 2(a), together with any increases in such compensation that the Company may grant from time to time.

(b)    Cause. The term “Cause” shall mean a good faith determination by the Board of any of the following:

(i)    An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)    A material breach by the Employee of any agreement between the Employee and the Company provided that the Company provides 15 days written notice of the material breach, and the Employee fails to remedy the condition within 15 days after receiving the Company’s notice;

(iii)    A material failure by the Employee to comply with the Company’s written policies or rules after receiving written notification of such failure from the Board provided that the Company provides 15 days written notice of the material failure, and the Employee fails to remedy the condition within 15 days after receiving the Company’s notice;

(iv)    The sale, possession or use of illegal drugs by the Employee or habitual intoxication of the Employee on the premises of the Company or a customer or business partner of the Company or while conducting Company business;

(v)    The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(vi)    The Employee’s gross negligence or willful misconduct in the course of performing service to the Company;

(vii)    A continuing failure by the Employee to perform reasonably assigned duties after receiving written notification of such failure from the Board; or

(viii)    A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.

(c)    Change in Control. The term “Change in Control” shall have the meaning ascribed to it in the Plan.

(d)    Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)    Involuntary Termination. The term “Involuntary Termination” shall mean either (a) the Employee’s Termination Without Cause or (b) the Employee’s Resignation for Good Reason.

(f)    Plan. The term “Plan” shall mean the Histogenics Corporation 2012 Equity Incentive Plan or the Histogenics Corporation 2013 Equity Incentive Plan.

(g)    Resignation for Good Reason. The term “Resignation for Good Reason” shall mean a Separation as a result of the Employee’s resignation after one of the following conditions has come into existence without the Employee’s consent:

(i)    A material reduction in the Employee’s Base Salary;

(ii)    A change in the Employee’s title or position with the Company that materially reduces the Employee’s level of authority or responsibility;

(iii)    A relocation of the Employee’s principal workplace by more than 40 miles; or

(iv)    A material breach by the Company of its obligations under this Agreement.

A Resignation for Good Reason shall not be deemed to have occurred unless the Employee gives the Company written notice of the condition within 15 days after the condition comes into existence and the Company fails to remedy the condition within 15 days after receiving the Employee’s written notice.

(h)    Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

(i)    Termination Without Cause. The term “Termination Without Cause” shall mean a Separation as a result of a termination of the Employee’s employment by the Company without Cause, provided the Employee is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

10.    Indemnification and D&O Insurance. The Employee shall enter into the Company’s standard Indemnification Agreement for its directors and officers. During the term of the Employee’s Employment, the Employee will be named as an insured on the directors’ and officers’ liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers.

11.    Miscellaneous Provisions.

(a)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer or director of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. This Agreement supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied), including, without limitation, the Prior Agreement, that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidential Information and Intellectual Property Assignment Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)    Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, shall commence on the first business day following (A) expiration of the six-month period measured from the Employee’s Separation or (B) the date of the Employee’s death and (ii) the installments that otherwise would have been paid prior to such date shall be paid in a lump sum when such salary continuation payments commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee shall not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.

(e)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)    No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Stephen Kennedy
Stephen Kennedy

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Title:	President and Chief Executive Officer